UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2026

NEXGEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41173	26-4042544
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2150 Cabot Boulevard West, Suite B Langhorne, Pennsylvania	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	NXGL	The Nasdaq Capital Market LLC
Warrants to Purchase Common Stock	NXGLW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Levy Employment Agreement

On July 23, 2026, NexGel, Inc. (the “Company”) entered into an Executive Employment Agreement with Adam Levy, the Company’s President and Chief Executive Officer (the “Levy Employment Agreement”), effective as of July 23, 2026. Mr. Levy was previously party to a 2025 Executive Employment Agreement with the Company, dated December 31, 2024, which expired by its terms on December 31, 2025. The Levy Employment Agreement supersedes and replaces that prior agreement in its entirety.

Pursuant to the Levy Employment Agreement, Mr. Levy is paid a base salary of $375,000 per year. Mr. Levy is also eligible to receive (i) a discretionary targeted cash bonus of up to $25,000 for fiscal year 2026, based on the Compensation Committee of the Board’s assessment of Mr. Levy’s performance, and (ii) a cash bonus for fiscal year 2026 (pro-rated from April 17, 2026) based on the Company’s achievement of specified earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets, equal to (a) 10% of his base salary if the Company achieves EBITDA of at least $4 million, (b) 30% of his base salary if the Company achieves EBITDA of at least $6 million, or (c) 50% of his base salary if the Company achieves EBITDA of at least $8 million. Only one of the foregoing EBITDA bonus tiers may be earned for fiscal year 2026, and the bonuses are not cumulative.

Pursuant to the Levy Employment Agreement, Mr. Levy also received a grant of options to purchase up to 160,000 shares of the Company’s common stock under the Company’s 2019 Long-Term Incentive Plan (the “Levy Option Grant”). To the extent qualifying as an incentive stock option under the Internal Revenue Code, the Levy Option Grant will be treated as an incentive stock option, and the remainder will be treated as a non-qualified stock option. The Levy Option Grant has a five-year term and a per share exercise price of $0.647. The Levy Option Grant vests as follows: (i) 40,000 shares vest on December 31, 2026, and (ii) the remaining 120,000 shares vest in 36 equal monthly installments of 3,334 shares (with rounding adjustments) commencing on January 31, 2027, in each case subject to Mr. Levy’s continued employment with the Company on each applicable vesting date. In the event of a Change in Control (as defined in the Plan) of the Company, any unvested portion of the Levy Option Grant shall accelerate, vest and become exercisable immediately prior to the Change in Control.

The Levy Employment Agreement also provides for severance benefits in the event Mr. Levy’s employment is terminated by the Company without cause or by Mr. Levy for good reason (as such terms are defined in the Levy Employment Agreement). The applicable severance period is twelve months. The severance benefits consist of (a) continued payment of Mr. Levy’s base salary for twelve months, (b) a pro-rata portion of his target annual bonus for the year of termination, (c) reimbursement of COBRA premiums for twelve months, and (d) acceleration of vesting of any equity awards that would have otherwise vested through the end of such twelve-month period.

In the event Mr. Levy’s employment is terminated by the Company without cause or by Mr. Levy for good reason within twelve months following a Change in Control, Mr. Levy is entitled to (i) a lump sum payment equal to one times his then-current base salary plus 100% of his target annual bonus, (ii) twelve months of COBRA premium reimbursement, and (iii) full acceleration of vesting of all unvested equity awards.

The Levy Employment Agreement contains customary non-competition, non-solicitation, confidentiality and assignment of inventions provisions, including a one-year post-employment non-competition restriction in the United States, a one-year post-employment employee non-solicitation restriction, and a two-year post-employment customer and vendor non-solicitation restriction.

The foregoing summary of the Levy Employment Agreement is qualified in its entirety by reference to the full text of the Levy Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated July 23, 2026, between NexGel, Inc. and Adam Levy.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2026

NEXGEL, INC.

	By:	/s/ Ian Blackman
Ian Blackman
Chief Financial Officer